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                                    Exhibit 99

By virtue of (1) the voting interest in Infineon of 11.97% held by its subsidiary Siemens Nederland N.V., (2) the voting interest in Infineon of 12.08% held by its domestic pension trust, and (3) the investment interest in Infineon of 27.74% held by a non-voting trust, Siemens AG, a German stock corporation ("Siemens") may be deemed to control Infineon. Infineon understands that Siemens disclaims control of Infineon and disclaims beneficial ownership of any securities covered by this Statement pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934.